Exhibit 3.17

State of North Carolina

Department of the Secretary of State

ARTICLES OF ORGANIZATION

INCLUDING ARTICLES OF CONVERSION

Pursuant to §§ 57C-2-21, 57C-9A-01 and 57C-9A-03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Organization Including Articles of Conversion for the purpose of forming a limited liability company.

1.	The name of the limited liability company is: US LEC of Florida LLC. The limited liability company is being formed pursuant to a conversion of another business entity.

2.	The name of the converting business entity is US LEC of Florida Inc. and the organization and internal affairs of the converting business entity are governed by the laws of the state or country of North Carolina A plan of conversion has been approved by the converting business entity as required by law.

3.	The converting business entity is a (check one): ☒ domestic corporation; ☐ foreign corporation; ☐ foreign limited liability company; ☐ domestic limited partnership; ☐ foreign limited partnership; ☐ domestic registered limited liability partnership; ☐ foreign limited liability partnership; or ☐ other partnership as defined in G.S. 59-36, whether or not formed under the laws of North Carolina.

4.	If the limited liability company is to dissolve by a specific date, the latest date on which the limited liability company is to dissolve: (If no date for dissolution is specified, there shall be no limit on the duration of the limited liability company.)

5.	The name and address of each person executing these articles of organization is as follows: (State whether each person is executing these articles of organization in the capacity of a member, organizer or both).

Barney Stewart III, Organizer Moore & Van Allen PLLC 100 N. Tryon Street, 47th Floor Charlotte, North Carolina 28202

6.	The street address and county of the initial registered office of the limited liability company is:

Number and Street 225 Hillsborough Street

City, State, Zip Code Raleigh, North Carolina 27603 County Wake

7.	The mailing address, if different from the street address, of the initial registered office is:

8.	The name of the initial registered agent is: CT Corporation System

9.	Principal office information: (Select either a or b.)

a.	☒ The limited liability company has a principal office.

•	The street address and county of the principal office of the limited liability company is:

Number and Street 600 Willowbrook Office Park

City, State, Zip Code Fairport, New York 14450 County Monroe

•	The mailing address, if different from the street address, of the principal office of the limited liability company is:

b.	☐ The limited liability company does not have a principal office.

10.	Check one of the following:

☒   (i) Member-managed LLC: all members by virtue of their status as members shall be managers of this limited liability company.

☐  (ii) Manager-managed LLC: except as provided by N.C.G.S. Section 57C-3-20(a), the members of this limited liability company shall not be managers by virtue of their status as members.

11.	Any other provisions which the limited liability company elects to include are attached.

12.	These articles will be effective upon filing, unless a date and/or time is specified: 12:01 a.m., January 1, 2008

This is the 27th day of December, 2007.

US LEC of Florida LLC

/s/ Barry Stewart III

Barney Stewart III, Organizer
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